State of Delaware
Secretary of State
Division of Corporations
Delivered 12:50 PM 12/30/2019
FILED 12:50 PM 12/30/2019
SR 20198915232 - File Number 7777672

CERTIFICATE OF INCORPORATION
OF
CHASE PACKAGING CORPORATION

The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), hereby certifies that:

Article I
Name

The name of the corporation is Chase Packaging Corporation.

Article II
Registered Agent

The address of the Corporation's registered office is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the Corporation's registered agent is Corporation Service Company.

Article III
Purposes

The purpose or purposes for which the Corporation is organized is the transaction of any one or more of those lawful businesses for which corporations may be incorporated under the DCGL.

Article VI
Shares

The Corporation may issue two classes of shares as follows:

Section 4.1. Common Stock. The aggregate number of shares of Common Stock which the Corporation may issue is 25,000,000 shares, each having a par value of $0.00001. The shares shall be designated as Common Stock and shall have identical rights and privileges in every respect.

Section 4.2. Preferred Stock. The aggregate number of shares of Preferred Stock which the Corporation may issue is 4,000,000, each having a par value of one dollar ($1.00). The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The shares of each series shall be subject not only to the provisions of this Section 4.2 which is applicable to all series of preferred shares, but also to the additional provisions with respect to such series as are fixed from time to time by the Board of Directors. All preferred shares of each series shall be identical and of equal rank, except as may be modified by the Board of Directors. Each share of each series shall be identical in all respects with the other shares of such series, except as to the date from which dividends thereon shall be cumulative in the event the Board of Directors designates any such series to be cumulative preferred. The Board of Directors is hereby authorized and required to fix, in the manner and to the full extent

provided and permitted by law, all provisions of the shares of each series not otherwise set forth in these Articles, including, but not limited to:

A. Designation of Series and Number of Shares. The distinctive designation of each series and the number of shares constituting such series, which number may be increased (except where otherwise provided by the Board of Directors in its resolution creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors;

B. Dividend Rates and Rights. The annual rate and frequency of payment of dividends payable on the shares of all series and the dividend rights applicable thereto, including, in the event of Cumulative Preferred Stock, the date from which dividends shall be cumulative on all shares of any series issued prior to the record date for the first dividend on shares of such series;

C. Redemption. The rights, if any, of the Corporation to redeem; the terms and conditions of redemption; and the redemption price or prices, if any, for the shares of each, any, or all series;

D. Sinking Fund. The obligation, if any, of the Corporation to maintain a sinking fund for the periodic redemption of shares of any series and to apply the sinking fund to the redemption of such shares;

E. Voluntary Liquidation Preferences. The amount payable on shares of each series in the event of any voluntary liquidation, dissolution, or winding up of the affairs of the Corporation;

F. Conversion Rights. The rights, if any, of the holders of shares of each series to convert such shares into the Corporation's Common Stock and the terms and conditions of such conversion; and

G. Voting Rights. The voting rights, if any, of the holders of the shares of each series, and any other preferences, and relative, participating, optional, or other special rights, and any qualifications, limitations, or restrictions thereof.

Article V
Incorporator

The name and address of the incorporator is:

Name	Address
W. Raymond Felton, Esq.	P.O. Box 5600 Woodbridge, NJ 07095

Article VI
Preemptive Rights

No shareholder or other person may have any preemptive rights whatsoever to acquire additional, unissued, or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares, or any other securities or property whatsoever.

Article VII
Miscellaneous

Section 7.1. Supermajority Vote for Business Combinations. The affirmative vote of the holders of eighty percent (80%) or more of the issued and outstanding shares of the Corporation at a duly called meeting of the stockholders shall be required for the approval or authorization of (1) any merger or consolidation of the Corporation with or into another corporation or entity, or (2) any sale of all or substantially all of the Corporation's assets to another corporation or entity.

Section 7.2. Consideration of Fairness of Business Combinations. The Board of Directors of the Corporation, when evaluating any offer of another party to (1) purchase or otherwise acquire all or substantially all of the properties or assets of the Corporation, (2) merge or consolidate the Corporation with or into another corporation or entity, or (3) make a tender or exchange offer for any equity security of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation: (a) the fairness of the price or financial terms of the proposal, (b) the relationship of the proposal to the value of the Corporation in a transaction of a similar type resulting from arm's length negotiations; and (c) the social and economic effects of the proposed transaction on the employees, shareholders, and other constituents of the Corporation and on the communities in which the Corporation operates or is located.

Section 7.3. Number and Classification of Directors. The Board of Directors shall consist of not less than three (3) nor more than nine (9) directors. The number of Directors may be increased or decreased (within the limits stated above) by resolution of the Board of Directors, but no decrease may have the effect of shortening the term of any incumbent director. A director may be removed prior to the end of the term for which he is elected only for cause and by the affirmative vote of the holders of eighty percent (80%) or more of the issued and outstanding shares of the Corporation at a meeting of the stockholders duly called for the consideration of such removal. At any such time as the Board of Directors shall consist of five (5) or more directors, the Board of Directors may by resolution classify the Board into three (3) classes. The term of office of directors of the first class shall expire at the first annual meeting of shareholders after their election, that of the second class shall expire at the second annual meeting after their election, and that of the third class shall expire at the third annual meeting after their election. At each annual meeting after such classification the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

Section 7.4. Supermajority Vote for Amendment of This Article. The provisions set forth in this Article Seven may not be amended, altered, changed, or repealed in any respect unless such action is approved by the affirmative vote of the holders of eighty percent (80%) or more of the

issued and outstanding shares of the Corporation at a meeting of the stockholders duly called for the consideration of such amendment, alteration, change, or repeal.

Section 7.5. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this Article VII shall have any adverse effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article VIII
Indemnification

Section 8.1. To the fullest extent permitted by the DGCL as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors and officers and any person who is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole discretion.

Section 8.2. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 8.3. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article VIII.

Section 8.4. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and

advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board of Directors, pursuant to the last sentence of Section 1 of this Article VIII, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board of Directors in its sole discretion.

Article IX
Initial Directors

The number of directors constituting the initial Board of Directors is four (4) and the names and addresses of the persons who will serve as directors until the first annual meeting of the shareholders of the Corporation, or until their successors have been elected and qualify, are:

Name	Address
William J. Barrett	106 West River Road Rumson, New Jersey 07760
John A. Forbes	106 West River Road Rumson, New Jersey 07760
Edward L. Flynn	106 West River Road Rumson, New Jersey 07760
Herbert M. Gardner	106 West River Road Rumson, New Jersey 07760
Matthew W. Long	106 West River Road Rumson, New Jersey 07760
Mark C. Neilson	106 West River Road Rumson, New Jersey 07760
Wayne A. Whitener	106 West River Road Rumson, New Jersey 07760

Article X

This Certificate shall be effective on December 30, 2019 at 12:50 p.m. Eastern time.

Article XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now hereafter prescribed by the laws

of the State of Delaware, and all rights confirmed upon directors and stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on December 27, 2019.

W. Raymond Felton, Incorporator

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "CHASE PACKAGING CORPORATION", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF FEBRUARY, A.D. 2021, AT 4:41 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7777672 8100
SR# 20210481021

Authentication: 202528440
Date: 02-17-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:41 PM 02/16/2021
FILED 04:41 PM 02/16/2021
SR 20210481021 - File Number 7777672

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Chase Packaging Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Chase Packaging Corporation.

2. That a Certificate of Conversion from a Non-Delaware Corporation to a Delaware Corporation and a Certificate of Incorporation each were filed by the Secretary of State of Delaware on December 30, 2019 and that the Certificate of Incorporation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate of Incorporation is that Section 4.1 incorrectly states that the aggregate number of shares of Common Stock the corporation may issue is 25,000,000. The corporation actually may issue 200,000,000 shares of Common Stock.

4. Article 4.1 of the Certificate of Incorporation is corrected to read as follows:

Section 4.1. Common Stock. The aggregate number of shares of Common Stock which the Corporation may issue is 200,000,000 shares, each having a par value of $0.00001. The shares shall be designated as Common Stock and shall have identical rights and privileges.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to this 3 day of February, A.D. 2021.

By: [signature]
Name: Ann C.W. Green
Title: Chief Executive Officer

6738365.1